Ardent Mines Limited
100 Wall Street, 21st Floor
New York, NY 10005

December 9, 2010

Luciano de Freitas Borges
SRTN Quadra 701, Centro Empresarial Norte,
Bloco A, Suites 108/110
Brasilia, DF Brazil

Re:           Appointment to the Board of Ardent Mines Limited

Mr. Borges:

This letter agreement is to confirm our understanding regarding your appointment to the Board of Directors (the “Board”) of Ardent Mines Limited (the “Company”).

1.
Upon the approval of the Board, you shall be appointed to serve as Member of the Board until such time as your resignation, removal or the next Annual or Special Meeting of the Shareholders of the Company.

2.	You hereby consent to serve as a Member of the Board, and shall assume such position upon notice of proper appointment thereof.

3.
Your compensation as a Member of the Board shall initially be five thousand U.S. Dollars ($5,000) per month.  Two thousand five hundred U.S. Dollars ($2,500) of this amount shall be payable incrementally on a monthly basis and pro-rated for any partial month of service, less any applicable statutory and regulatory deductions, which shall be payable in accordance with the Company’s regular payroll practices, as the same may be modified from time to time.  The remainder of this compensation shall accrue until such time as the Company shall have received capital investments in the amount of ten million U.S. Dollars ($10,000,000), at which time all accrued and unpaid amounts shall be due and payable.

4.
Within thirty (30) days of the completion of either of the two conditions set forth below, you shall receive a stock option grant as follows.  Upon the execution of a stock option agreement in the Company’s standard form, you shall be given a grant of options to purchase 200,000 shares of the Company’s common stock, which options shall vest at a rate of 33.3% per year from the date of grant, at a strike price equal to 80% of the average closing price of the Company’s common stock on the thirty (30) business days prior to the date on which such grant is approved by the Company’s Board of Directors.

Luciano de Freitas Borges	Ardent Mines Limited
Correspondence	December 9, 2010

The Board of Directors shall not approve such grant until the first to occur of the following:

(i)	The Company shall have received capital investments in the amount of ten million U.S. Dollars ($10,000,000); or

(ii)	The Company shall have closed the acquisition of a gold mining operation with proven reserves at time of acquisition of not less than Four Hundred Thousand (400,000) ounces of gold.

In the event that that your services as a Member of the Board are terminated for any reason prior to the vesting of such options, including but not limited to your termination, resignation, death or disability, the unvested portion of such options shall be cancelled.

5.
In addition to your service as a Member of the Board, you shall provide consulting services to the Company through Ad Hoc Associated Advisors Inc., an entity of which you are the President and Senior Partner.  Such consulting services shall relate to the Company’s mining activities, and shall be governed by the Technical Advisory Services Agreement in the form of Exhibit A, attached hereto and made a part hereof.

If you agree with the terms set forth herein, please execute this letter below.  Thank you very much.

Sincerely yours,

/s/ Leonardo Riera
Leonardo Riera
Chief Executive Officer

Acknowledged and Agreed:

/s/ Luciano de Freitas Borges
Name: Luciano de Freitas Borges
Date: December 9, 2010

Luciano de Freitas Borges	Ardent Mines Limited
Correspondence	December 9, 2010

Exhibit A

Technical Advisory Services Agreement